Exhibit 10.12

[Starent Letterhead]

January 17, 2007

Mr. Paul Milbury
21 Beaver Place
Boston, MA 02108

Dear Paul:

        It is with great pleasure that I offer you a full-time position with Starent Networks, Corp. as Vice President of Operations & Chief Financial Officer responsible for Finance, Administration, Facilities, IT, Manufacturing and Legal. In this position your starting annualized salary will be $210,000, earned and paid on a bi-weekly basis; plus an on-plan bonus of up to 40% of your salary paid based on quarterly and annual targets established by the Board of Directors. Additionally, Starent will pay you a sign-on bonus of $85,000, earned and paid on a bi-weekly basis during the first year of your employment.

        Subject to the approval of Starent Networks Board of Directors, Starent will grant you 365,729 shares of restricted stock and options to purchase 284,271 shares of stock, in both cases subject to the terms of a Restricted Stock Agreement and a Stock Option Agreement executed between Starent and you. The purchase price of the restricted shares will be $0.01 and the Board of Directors will establish the fair market value of the common stock and the exercise price of the options (which will be such fair market value) at the first meeting after you join us. You will be entitled to make a Section 83(b) election with respect to the restricted stock grant, and, assuming you make such election on a timely basis, you will pay the appropriate taxes as a result of that declaration. The aggregate total of your shares of restricted stock and stock options awards will vest (with the restricted stock portion of your awards vesting first) over four years with 25% vested at the first anniversary of your employment and the remainder vesting at the rate of 6.25% per fiscal quarter. The above vesting will be such that all of your restricted stock award will vest prior to any vesting of your stock options.

        In case that the company is acquired and the result is a change in control then the above vesting schedule will be accelerated by twelve months. If within one year of a change in control, you are terminated without cause, experience adverse change in authority, duty or responsibility or you terminate your employment following a relocation of your principal place of business by more than fifty miles from Tewksbury, Massachusetts then your vesting schedule will be accelerated by an additional twelve months and you will be entitled to salary continuation and reimbursement for COBRA for twelve months following the date of your termination.

        Further, if you are terminated without cause and there is no change in control then the vesting of your restricted stock, to the extent not fully vested at such time, will be accelerated such that an additional number of shares of restricted stock equal to the lesser of (i) 162,500, and (ii) the number of shares for which you have made a Section 83(b) election, will be vested on the date of termination, and you will be entitled to salary continuation and reimbursement for COBRA for twelve months following the date of your termination.

        As part of your employment at Starent, you will be required to execute one or more agreements to include protection of intellectual property, non-disclosure of certain information, and non-solicitation and non-competition in the event that your employment with Starent ceases.

        This offer will remain open until the end of the day on January 26, 2007. As I am sure you are aware, this is not an employment contract between you and Starent. You will be an employee "at will" and you or Starent may terminate your employment at any time or for any reason. Also, you are aware that this offer is subject to completion of checking of references.

        Paul, at Starent, we are in the process of building an exciting company and we are glad to welcome you as part of our team. Please indicate your acceptance of this employment offer by signing below and indicating your start date. Please return a copy of the signed letter to me.

        Please feel free to contact me if you have any questions.

Sincerely,
/s/ JOHN DELEA, JR. John Delea, Jr. Chief Financial Officer and Vice President Finance and Administration

I accept the above employment offer and plan to start on the date stated below.

Start Date:	February 1, 2007	Signature:	/s/ PAUL MILBURY